Exhibit 10.5

COMMERCIAL SECURITY AGREEMENT
(Premier Power California)

This COMMERCIAL SECURITY AGREEMENT (this “Agreement”) is made effective July 13, 2009, by and between PREMIER POWER RENEWABLE ENERGY, INC., a California corporation (“Grantor”) and UMPQUA BANK (“Lender”).

RECITALS

A.
Pursuant to that certain Loan Agreement dated July 13, 2009, (the “Loan Agreement”) by and between Lender and PREMIER POWER RENEWABLE ENERGY, INC., a Delaware corporation ("Borrower"), Lender has agreed to lend to Borrower, and Borrower has agreed to borrow from Lender (i) a revolving line of credit in a principal amount not to exceed Seven Million and 00/100 Dollars ($7,000,000.00) at any one time outstanding (the “Line of Credit”) and (ii) an Advised Guidance Line in an amount not to exceed Five Million and 00/100 Dollars ($5,000,000.00) (the “Guidance Line” and together with the Line of Credit, the “Loans” and each a “Loan”).

B.
The Loans shall be evidenced by (i) a Promissory Note (Line of Credit) in the principal amount of Seven Million and No/100 Dollars ($7,000,000.00) (the “Line of Credit Note"), together with such additional promissory notes or modification thereof as may be necessary to evidence advances under the Guidance Line (the “Notes” and each a “Note”).

C.
Grantor is a wholly owned subsidiary of Borrower. As a condition to Lender's willingness to make the Loans, Lender has required Grantor to grant to Lender a security interest in the Collateral (as defined herein) for the purpose of securing the Indebtedness (as defined herein).  Grantor will derive substantial direct and indirect benefit from Lender’s making the Loans to Borrower.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, receipt and adequacy of which are hereby acknowledged, Borrower and Lender hereby agree as follows

1            GRANT OF SECURITY INTEREST.  For valuable consideration, Grantor hereby grants to Lender a continuing security interest in all presently existing and hereafter arising Collateral in order to secure prompt repayment of any and all Indebtedness owed by Borrower  to Lender and in order to secure prompt performance by Grantor of each and all of its covenants and obligations under this Agreement and otherwise created. Lender's security interest in the Collateral shall attach to all Collateral without further act on the part of Lender or Grantor.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Grantor, immediately upon the request of Lender, shall (a) endorse or assign such Negotiable Collateral to Lender, (b) deliver actual physical possession of such Negotiable Collateral to Lender, and (c) mark conspicuously all of its records pertaining to such Negotiable Collateral with a legend, in form and substance  satisfactory to Lender (and in the case of Negotiable Collateral consisting of tangible chattel paper, immediately mark all such tangible chattel paper with a conspicuous legend in form and substance satisfactory to Lender), indicating that the Negotiable Collateral is subject to the security interest granted to Lender hereunder.  This Agreement is the “Premier Power California Security Agreement” described in the Loan Agreement.  Capitalized terms used but not defined herein shall have the meanings ascribed in the Loan Agreement.

THE RIDER TO SECURITY AGREEMENT EXECUTED BY NONBORROWER GRANTOR SHALL BE ATTACHED TO AND MADE A PART OF THIS AGREEMENT.

2             DEFINITIONS.  The following words shall have the following meanings when used in this Agreement. Terms not otherwise defined in this Agreement or the Loan Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. All references to dollar amounts shall mean amounts in lawful money of the United States of America.

2.1                      Accounts. The word “Accounts” shall mean and includes all presently existing and hereafter arising accounts, including without limitation all accounts receivable, contract rights and other forms of right to payment for monetary obligations or receivables for property sold or to be sold, leased, licensed, assigned or otherwise disposed of, or for services rendered or to be rendered (including without limitation all health-care-insurance receivables) owing to Borrower, and any supporting obligations, credit insurance, guaranties or security therefor, irrespective of whether earned by performance.

2.2                      Agreement.  The word "Agreement" means this Commercial Security Agreement,  as this Commercial Security Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Commercial Security Agreement from time to time.

2.3                      Bank Expenses.  The words “Bank Expenses” shall mean and includes: all reasonable costs or expenses required to be paid by Grantor under this Agreement which are paid or advanced by Lender; taxes and insurance premiums of every nature and kind of Borrower paid by Lender; filing, recording, publication and search fees, appraiser fees, auditor fees and costs, and title insurance premiums paid or incurred by Lender in connection with Lender's transactions with Borrower; reasonable costs and expenses incurred by Lender in collecting the Accounts (with or without suit) to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, disposing of, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; reasonable costs and expenses of suit incurred by Lender in enforcing or defending this Agreement or any portion hereof, including, but not limited to, expenses incurred by Lender in attempting to obtain relief from any stay, restraining order, injunction or similar process which prohibits Lender from exercising any of its rights or remedies; and reasonable attorneys' fees and expenses incurred by Lender in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending, or concerning this Agreement, or any  portion hereof or any agreement related hereto, whether or not suit is brought.  Bank Expenses shall include Lender's reasonable in-house legal charges, and other legal and attorney’s fees at reasonable rates.

2.4                      Grantor's  Books.   The words “Grantor’s Books” shall mean and includes all of Grantor's books and records including but not limited to minute books; ledgers; records indicating, summarizing or evidencing Grantor's assets, (including, without limitation, the  Accounts) liabilities, business operations or financial condition, and all information relating thereto, computer programs; computer disk or tape files; computer printouts; computer runs; and other computer prepared information and equipment of any kind.

2.5                      Collateral.  The word “Collateral” means the following described property of Grantor (except to the extent certain property of Grantor is specifically excluded from this Collateral definition by Lender in writing, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located: All personal and fixture property of every kind and nature including without limitation all Goods (including Inventory, Equipment ,and any accessions thereto), Instruments (including promissory notes), Documents, Accounts, Chattel Paper (whether tangible or electronic), Deposit Accounts, Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing), Investment Property (including securities) and all  Supporting Obligations and proceeds, and all General Intangibles (including Payment Intangibles).

In addition, the term “Collateral” includes all the following, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located:

(a)       All attachments, accessions, accessories, tools, parts, supplies, increases, and additions to and all replacements of and substitutions for any property described above.

(b)       All products and produce of any of the property described in this Collateral definition.

(c)       All accounts, general intangibles, instruments, rents, monies, payments, and all other rights, arising out of a sale, lease, or other disposition of any of the properly described in this Collateral definition.

(d)       All proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition of any of the property described in this Collateral definition.

(e)       All records and data relating to any of the property described in this Collateral definition, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of Grantor’s right, title, and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media.

2.6                      Debt.   The word “Debt” shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.  In the case of Borrower, the term "Debt"  shall include, without limitation, the Indebtedness.

2.7                      Event of Default.  The words “Event of Default” mean and include without limitation any of the Events of Default set forth herein, in the Loan Agreement, or in any of the other Loan Documents.

2.8                      General Intangibles.   The words “General Intangibles”shall mean and includes all of Grantor’s present and future general intangibles and other personal property (including without limitation all payment intangibles, electronic chattel paper, contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, plans, diagrams, schematics, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment (including without limitation, rights to payment evidenced by chattel paper, documents or instruments) and other rights under any royalty or licensing agreements, infringement claims, software (including without limitation any computer program that is embedded in goods that consist solely of the medium in which the program is embedded), information contained on computer disks or tapes, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, Inventory, Negotiable Collateral, and Grantor’s Books.

2.9                      Guarantor.  The word "Guarantor" means and includes without limitation each and all of the guarantors, sureties, and accommodation parties in connection with the Indebtedness.

2.10                    Indebtedness.  The word “Indebtedness” means the indebtedness evidenced by the Loan Documents, including all principal and interest and other amounts owing under the Note and any reimbursement agreements entered into with respect to Letters of Credit, together with all other indebtedness and costs and expenses for which Borrower is responsible under this Agreement or under the Loan Documents.  In addition, the word “Indebtedness” includes all other loans, advances, Letter of Credit Obligations, overdrafts, debts, liabilities (including, without limitation, any and all amounts charged to Borrower’s loan accounts pursuant to any agreement authorizing Lender to charge Borrower’s loan accounts), obligations, lease payments, guaranties, covenants and duties owing by Borrower to Lender of any kind and description whether advanced pursuant to or evidenced by this Agreement; by any note or other instrument; or by any other agreement between Lender and Borrower and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due now existing or hereafter arising, including, without limitation, any interest, fees, expenses, costs and other amounts owed to Lender that but for the provisions of the United States Bankruptcy Code would have accrued after the commencement of any Insolvency Proceeding, and including, without limitation, any debt, liability, or obligations owing from Borrower to others which Lender may have obtained by assignment, participation, purchase or otherwise, and further including, without limitation, all interest not paid when due and all Bank Expenses which Borrower is required to pay or reimburse by this Agreement, by law, or otherwise.  The word “Indebtedness” shall also include all obligations, debts and liabilities, plus interest thereon, of Borrower to Lender, as well as all claims by Lender against Borrower, whether existing now or later; whether they are voluntary or involuntary, due or not due, direct or indirect, absolute or contingent, liquidated or unliquidated; whether Borrower may be liable individually or jointly with others; whether Borrower may be obligated as guarantor, surety, accommodation party or otherwise; whether recovery upon such indebtedness may be or hereafter may become barred by any statute of limitations; and whether such indebtedness may be or hereafter may become otherwise unenforceable.

2.11                    Insolvency Proceeding.    The words “Insolvency Proceeding” shall mean and includes any proceeding or case commenced by or against Borrower or Grantor, or any guarantor of the Indebtedness, or any of Grantor’s account debtors, under any provisions of the United States Bankruptcy Code, as amended, or any other bankruptcy or insolvency law, including, but not limited to assignments for the benefit of creditors, formal or informal moratoriums, composition or extensions with some or all creditors, any proceeding seeking a reorganization, arrangement or any other relief under the United States Bankruptcy Code, as amended, or any other bankruptcy or insolvency law.

2.12                     Inventory.   The word “Inventory” shall mean and includes all present and future inventory in which Grantor has any interest, including, but not limited to, goods held by Grantor for sale or lease or to be furnished under a contract of service and all of Grantor’s present and future raw materials, work in process, finished goods (including without limitation any computer program embedded in any of the foregoing goods and any supporting information provided in connection therewith that (i) is associated with the goods in such a manner that the program customarily is considered part of the goods or that (ii) by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods), together with any advertising materials and packing and shipping materials, wherever located and any documents of title representing any of the above, and any equipment, fixtures or other property used in the storing, moving, preserving, identifying, accounting for and shipping or preparing for the shipping of  inventory, and  any  and  all other items hereafter acquired by Grantor by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and the resulting product or mass, and any documents of title respecting any of the above.

2.13                     Letter of Credit Obligations. The words “Letter of Credit Obligations” shall mean, as of any applicable date of determination, the sum of the undrawn amount of any letter(s) of credit issued by Lender upon the application of and/or for the account of Grantor, plus any unpaid reimbursement obligations owing by Grantor to Lender in respect of any such letter(s) of credit.

2.14                     Negotiable Collateral. The words “Negotiable Collateral” shall mean and include all of Grantor's present and future letters of credit, advises of credit, letter-of-credit rights, certificates of deposit, notes, drafts, money, documents (including without limitation all negotiable documents), instruments (including without limitation all promissory notes), tangible chattel paper or any other similar property.

2.15                     Person or person.   The word “Person” or “person” shall mean and includes any individual, corporation, partnership, joint venture,  firm, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

3              OBLIGATIONS OF GRANTOR.  Grantor warrants and covenants to Lender as follows:

3.1                      Perfection Of Security Interest.  Grantor agrees to execute such financing statements and to take whatever other actions, including but not limited to delivery of documents of title and warehouse receipts, that are reasonably requested by Lender to perfect and continue Lender’s security interest in the Collateral. Upon request of Lender, Grantor will deliver to Lender any and all of the documents evidencing or constituting the Collateral, and Grantor will note Lender’s interest upon any and all chattel paper if not delivered to Lender for possession by Lender. Grantor hereby appoints Lender as its attorney-in-fact (which appointment is coupled with an interest and is irrevocable) for the purpose of executing any documents necessary to perfect or to continue the security interest granted in this Agreement. Lender may at any time, and without further authorization from Grantor, file a carbon, photographic or other reproduction of any financing statement or of this Agreement for use as a financing statement. Grantor will reimburse Lender for all reasonable expenses for the perfection and the continuation of the perfection of Lenders security interest in the Collateral. Grantor promptly will notify Lender before any change in Grantor’s name including any change to the assumed business names of Grantor. This is a continuing Agreement and will continue in effect until the Indebtedness and Lender’s obligation to make further Advances has terminated.

3.2                      No Violation.  The execution and delivery of this Agreement will not violate any law or agreement governing Grantor or to which Grantor is a party, and its certificate or articles of incorporation and bylaws do not prohibit any term or condition of this Agreement.

3.3                      Enforceability of Collateral.  To the extent the Collateral consists of Accounts, Chattel Paper, or General Intangibles, the Collateral is legally enforceable in accordance with its terms, is genuine, and complies with applicable laws concerning form, content and manner of preparation and execution, and all persons appearing to be obligated on the Collateral have authority and capacity to contract and are in fact obligated as they appear to be on the Collateral. At the time any Account becomes subject to a security interest in favor of Lender, the Account shall be a good and valid Account representing an undisputed, bona fide indebtedness incurred by the account debtor, and in the case of accounts receivable, for merchandise held subject to delivery instructions or theretofore shipped or delivered pursuant to a contract of sale, or for services theretofore performed by Grantor with or for the account debtor there shall be no setoffs or counterclaims against any such account; and no agreement under which any deductions or discounts may be claimed shall have been made with the account debtor except those disclosed to Lender in writing.

3.4                      Location of the Collateral.  Grantor, upon written request of Lender, will deliver to Lender in form reasonably satisfactory to Lender a schedule of real properties and Collateral locations relating to Grantor’s operations, including without limitation the following:  (a) all real property owned or being purchased by Grantor; (b) all real property being rented or leased by Grantor; (c) all storage facilities owned, rented, leased, or being used by Grantor; and (d) all other properties where Collateral is or may be located. Except in the ordinary course of its business (which shall include, without limitation, te disposition of worn, damaged, or obsolete Equipment, and Equipment no longer used by Grantor), Grantor shall not remove the Collateral from its existing locations without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

3.5                      Removal of Collateral. Grantor shall keep the Collateral (or to the extent the Collateral consists of intangible property such as Accounts, the records concerning the Collateral) at Grantor’s principal place of business, or at such other locations as such Collateral is currently located, or as may be reasonably acceptable to Lender. Except in the ordinary course of its business, including, without limitation, the sales of Inventory, Grantor shall not remove, in any given calendar year, Collateral having an aggregate value in excess of Twenty-Five Thousand Dollars ($25,000) from its existing locations without the prior written consent of Lender which consent shall not be unreasonably withheld, conditioned or delayed. To the extent that the Collateral consists of vehicles, or other titled property, Grantor shall not take or permit any action which would require application for certificates of title for the vehicles outside the State of California, without the prior written consent of Lender which consent shall not be unreasonably withheld, conditioned or delayed.

3.6                      Transactions Involving Collateral.  Except for Inventory sold or Accounts collected in the ordinary course of Grantor’s business, and as otherwise expressly provided herein, Grantor shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral in any calendar year of an aggregate value in excess of Twenty-Five Thousand Dollars ($25,000).  While Grantor is not in default under this Agreement, Grantor may sell Inventory, but only in the ordinary course of its business and only to buyers who qualify as a buyer in the ordinary course of business.  A sale in the ordinary course of Grantor’s business does not include a transfer in partial or total satisfaction of a debt or any bulk sale. Except for Approved Prior Liens, Grantor shall not pledge, mortgage, encumber or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance, or charge, other than the security interest provided for in this Agreement, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. This includes security interests even if junior in right to the security interests granted under this Agreement. Unless waived by Lender, all proceeds from any disposition of the Collateral not permitted hereunder, shall be held in trust for Lender and shall not be commingled with any other funds; provided however, this requirement shall not constitute consent by Lender to any sale or other disposition. Upon receipt, Grantor shall immediately deliver any such proceeds to Lender or use such proceeds to purchase replacement Collateral.

3.7                      Title.  Grantor represents and warrants to Lender that, except for the lien of this Agreement and the Approved Prior Liens, it holds good and marketable title to the Collateral, free and clear of all liens and encumbrances, other than liens for taxes not yet payable. To the best of Grantor’s knowledge, no financing statement covering any of the Collateral is on file in any public office other than those which reflect the security interest created by this Agreement or to which Lender has specifically consented. Grantor shall defend Lender’s rights in the Collateral against the claims and demands of all other persons.

3.8                      Collateral Schedules and Locations.  As often as Lender shall require, and insofar as the Collateral consists of Accounts and General Intangibles, Grantor shall deliver to Lender schedules of such Collateral, including such information as Lender may require, including without limitation names and addresses of account debtors and agings of Accounts and General Intangibles. Insofar as the Collateral consists of Inventory, Grantor shall deliver to Lender, as often as Lender shall require, such lists, descriptions, and designations of such Collateral as Lender may reasonably require to identify the nature, extent, and location of such Collateral. Such information shall be submitted for Grantor and each of its subsidiaries or related companies.

3.9                      Maintenance and Inspection of Collateral.  Grantor shall maintain all tangible Collateral in good condition and repair, ordinary wear and tear and damage by casualty excluded. Grantor will not intentionally commit or willingly permit damage to or destruction of the Collateral or any part of the Collateral. Lender and its designated representatives and agents shall have the right at all reasonable times to examine, inspect, and audit the Collateral wherever located. Grantor shall immediately notify Lender of all cases involving the return, rejection, repossession, loss or damage of or to any Collateral in excess of Twenty-Five Thousand Dollars ($25,000) in any given instance; of any request for credit or adjustment or of any other dispute arising with respect to the Collateral in excess of Twenty-Five Thousand Dollars ($25,000) in any given instance; and generally of all happenings and events materially adversely affecting the Collateral or the value or the amount of the Collateral.

3.10                     Taxes, Assessments and Liens.  Grantor will pay when due all taxes, assessments and liens upon the Collateral, its use or operation, upon this Agreement, upon any promissory note or notes evidencing the Indebtedness, or upon any of the other Loan Documents. Grantor may withhold any such payment or may elect to contest any lien if Grantor is in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as Lender’s interest in the Collateral is not jeopardized in Lender’s sole opinion. If the Collateral is subjected to a lien which is not discharged within fifteen (15) days, Grantor shall deposit with Lender cash, a sufficient corporate surety bond or other security satisfactory to Lender in an amount adequate to provide for the discharge of the lien plus any interest, costs, attorneys’ fees or other charges that are likely to accrue as a result of foreclosure or sale of the Collateral. In any contest Grantor shall defend itself and Lender and shall satisfy any final adverse judgment before enforcement against the Collateral. Grantor shall name Lender as an additional obligee under any surety bond furnished in the contest proceedings.

3.11                     Compliance With Governmental Requirements.  Grantor shall materially comply promptly with all laws, ordinances, rules and regulations of all governmental authorities, now or hereafter in effect, applicable to the ownership, production, disposition, or use of the Collateral. Grantor may contest in good faith any such law, ordinance or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Lender’s interest in the Collateral, in Lender’s reasonable opinion, is not jeopardized.

3.12                     Hazardous Substances.  Grantor represents end warrants that, the Collateral never has been, during Grantor’s ownership thereof, and never will be so long as this Agreement remains a lien on the Collateral, except in compliance with applicable laws, used for the generation, manufacture, storage, transportation, treatment, disposal, release, or threatened release of any hazardous waste or substance, as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99499 (“SARA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., Chapters 6.5 through 7.7 of Division 20 of the California Health and Safety Code, Section 25100, et seq., or other applicable state or Federal laws, rules, or regulations adopted pursuant to any of the foregoing. The terms “hazardous waste” and “hazardous substance” shall also include, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos. The representations and warranties contained herein are based on Grantor’s due diligence in investigating the Collateral for hazardous wastes and substances. Grantor hereby:  (a) releases and waives any future claims against Lender for indemnity or contribution in the event Grantor becomes liable for cleanup or other costs under any such laws; and (b) agrees to indemnify and hold harmless Lender against any and all claims and losses resulting from a breach of this provision of this Agreement. This obligation to indemnify shall survive the payment of the Indebtedness and the satisfaction of this Agreement.

3.13                     Maintenance of Casualty Insurance.  Grantor shall procure and maintain all risks insurance, including without limitation fire, theft and liability coverage, together with such other insurance as Lender may reasonably require with respect to the Collateral, in form, amounts, coverages and basis reasonably acceptable to Lender and issued by a company or companies reasonably acceptable to Lender.  Grantor, upon written request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form reasonably satisfactory to Lender, including, to the extent generally available, stipulations that coverages will not be cancelled or diminished without at least ten (10) days’ prior written notice to Lender and not including any disclaimer of the insurer’s liability for failure to give such a notice. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Grantor or any other person. In connection with all policies covering assets in which Lender holds or is offered a security interest, Grantor will provide Lender with such loss payable or other endorsements as Lender may reasonably require.  If Grantor at any time fails to obtain or maintain any insurance as required under this Agreement, Lender may (but shall not be obligated to) obtain such insurance as Lender deems appropriate, including if it so chooses “single interest insurance,” which will cover only Lender’s interest in the Collateral.

3.14                     Application of Insurance Proceeds.  Grantor shall promptly notify Lender of any loss or damage to the Collateral in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate during any given calendar year.  Lender may make proof of loss if Grantor fails to do so within fifteen (15) days of the casualty.  All proceeds of any insurance on the Collateral, including accrued proceeds thereon, shall be held by Lender as part of the Collateral. If Lender consents to repair or replacement of the damaged or destroyed Collateral, Lender shall, upon satisfactory proof of expenditure, pay or reimburse Grantor from the proceeds for the reasonable cost of repair or restoration.  If Lender does not consent to repair or replacement of the Collateral, Lender shall retain a sufficient amount of the proceeds to pay all of the Indebtedness, and shall pay the balance to Grantor.   Any proceeds which have not been disbursed within nine (9) months after their receipt and which Grantor has not committed to the repair or restoration of the Collateral shall be used to prepay the Indebtedness.

3.15                     Insurance Reserves.  From and after the occurrence of an Event of Default continuing beyond any applicable Cure Period, Lender may require Grantor to maintain with Lender reserves for payment of insurance premiums, which reserves shall be created by monthly payments from Grantor of a sum estimated by Lender to be sufficient to produce, at least fifteen (15) days before the premium due date, amounts equal to the insurance premiums to be paid. If fifteen (15) days before payment is due, the reserve funds are insufficient, Grantor shall upon written demand pay any deficiency to Lender. The reserve funds shall be held by Lender as a general deposit and shall constitute a non-interest-bearing account which Lender may satisfy by payment of the insurance premiums required to be paid by Grantor as they become due. Lender does not hold the reserve funds in trust for Grantor, and Lender is not the agent of Grantor for payment of the insurance premiums required to be paid by Grantor. The responsibility for the payment of premiums shall remain Grantor’s sole responsibility.

3.16                     Insurance Reports.  Grantor, upon written request of Lender, shall furnish to Lender reports on each existing policy of insurance showing such information as Lender may reasonably request including the following:  (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the property insured; (e) the then current value on the basis of which insurance has been obtained and the manner of determining that value; (f) the expiration date of the policy; and (g) confirmation of Lender named as Loss Payee. In addition, Grantor shall upon request by Lender (however not more often than annually) have an independent appraiser reasonably satisfactory to Lender determine, as applicable, the cash value or replacement cost of the Collateral.

4              GRANTOR’S RIGHT TO POSSESSION AND TO COLLECT ACCOUNTS.   Until the exercise by Lender of its remedies upon the occurrence of an Event of Default which continues beyond any applicable Cure Period,  and except as otherwise provided below with respect to Accounts, Grantor may have possession of the tangible personal property and beneficial use of all the Collateral and may use it in any lawful manner not inconsistent with this Agreement or the Loan Documents, provided that Grantor’s right to possession and beneficial use shall not apply to any Collateral where possession of the Collateral by Lender is required by law to perfect Lender’s security interest in such Collateral. Until otherwise notified by Lender in writing, Grantor may collect any of the Collateral consisting of Accounts.  At any time after giving Grantor written notice of an Event of Default, Lender may exercise its rights to collect the Accounts and to notify account debtors to make payments directly to Lender for application to the Indebtedness. If Lender at any time has possession of any Collateral, whether before or after an Event of Default, Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if Lender takes such action for that purpose as Grantor shall request or as Lender, in Lender’s sole discretion, shall deem appropriate under the circumstances, but failure to honor any request by Grantor shall not of itself be deemed to be a failure to exercise reasonable care. Lender shall not be required to take any steps necessary to preserve any rights in the Collateral against prior parties, nor to protect, preserve or maintain any security interest given to secure the Indebtedness.

5              EXPENDITURES BY LENDER.  If not discharged or paid when due, Lender may (but shall not be obligated to) discharge or pay any amounts required to be discharged or paid by Grantor under this Agreement, including without limitation all taxes, liens, security interests, encumbrances, and other claims, at any time levied or placed on the Collateral.  Lender also may (but shall not be obligated to) pay all costs for insuring, maintaining and preserving the Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the highest rate allowable under the Notes from the date incurred or paid by Lender to the date of repayment by Grantor.  All such expenses shall become a part of the Indebtedness and, at Lender’s option, will:  (a) be payable on demand; (b) be added to the balance of the Notes and be apportioned among and be payable with any installment payments to become due during either:  (i) the term of any applicable insurance policy; or (ii) the remaining term of the  Notes; or (c) be treated as a balloon payment which will be due and payable at the maturity of the Notes.  This Agreement also will secure payment of these amounts.  Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon the occurrence of an Event of Default.

6              EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default under this Agreement, to the extent not cured during any applicable Cure Period:

6.1                      Default on Indebtedness.  Failure of Borrowers to make any payment when due on the Indebtedness, or to comply with or to perform any other term, obligation, covenant, or condition contained in this Agreement, the Loan Agreement, or in any of the other Loan Documents.

6.2                      Default in Favor of Third Parties.  Borrowers, or any one of them defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect Borrower or Borrower’s ability to repay the Loans or perform their respective obligations under this Agreement, the Loan Agreement, or any of the other Loan Documents.

6.3                       False Statements.  Any warranty, representation or statement made or furnished to Lender by or on behalf of Borrowers under this Agreement, the Loan Agreement or any of the other Loan Documents is false or misleading in any material respect, either now or at the time made or furnished.

6.4                       Defective Collateralization.  This Agreement, the Loan Agreement or any of the other Loan Documents ceases to be in full force and effect (including failure of any collateral documents to create a valid and perfected first priority security interest or lien, subject only to the Approved Prior Liens) at any time and for any reason.

6.5                       Insolvency. The dissolution or termination of any Borrower’s existence as a going business, the insolvency of any Borrower, the appointment of a receiver for any part of any Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against any Borrower.

6.6                       Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrowers or by any governmental agency against the Collateral or any other collateral securing the Indebtedness. This includes a garnishment of any of Borrowers’ deposit accounts with Lender.

6.7                       Adverse Change.   A material adverse change occurs (i) in Borrower or any Subsidiary’s financial condition, or (ii) with respect to Borrower or any Subsidiary which could reasonably be expected to result in the material impairment of prospect of payment or performance of the Loans.

6.8                       Insecurity.  Lender, in good faith, deems itself insecure.

6.9                       Events Affecting Guarantor.  Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness or such Guarantor dies or becomes incompetent.

7              RIGHTS AND REMEDIES ON DEFAULT.  If an Event of Default occurs under this Agreement, at any time thereafter, Lender shall have all the rights of a secured party under the California Uniform Commercial Code.  In addition and without limitation, Lender may exercise any one or more of the following rights and remedies:

7.1                       Accelerate Indebtedness.  Lender may declare the entire Indebtedness, including any prepayment penalties provided for in the Loan Documents, immediately due and payable, without notice.

7.2                       Assemble Collateral. Lender may require Grantor to deliver to Lender all or any portion of the Collateral and any and all certificates of title and other documents relating to the Collateral.  Lender may require Grantor to assemble the Collateral and make it available to Lender at a place to be designated by Lender.  Lender also shall have full power to enter upon the property of Grantor to take possession of and remove the Collateral.  If the Collateral contains other goods not covered by this Agreement at the time of repossession, Grantor agrees Lender may take such other goods, provided that Lender makes reasonable efforts to return them to Grantor after repossession.

7.3                      Sell the Collateral.  Lender shall have full power to sell, lease, transfer, or otherwise deal with the Collateral or proceeds thereof in its own name or that of Grantor.  Lender may sell the Collateral at public auction or private sale. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender will give Grantor such notice as may be required by applicable law of the time after which any private sale or any other intended disposition of the Collateral is to be made.  All expenses relating to the disposition of the Collateral, including without limitation the expenses of retaking, holding, insuring, preparing for sale and selling the Collateral, shall become a part of the Indebtedness secured by this Agreement and shall be payable on demand, with interest at the highest rate allowable under the Notes from date of expenditure until repaid.

7.4                      Appoint Receiver.  To the extent permitted by applicable law, Lender shall have the following rights and remedies regarding the appointment of a receiver:  (a) Lender may have a receiver appointed as a matter of right to enforce any of the remedies provided herein; (b) the receiver may be an employee of Lender and may serve without bond; and (c) all fees of the receiver and his or her attorney shall become part of the Indebtedness secured by this Agreement and shall be payable on demand, with interest at the highest rate allowable under the Notes from date of expenditure until repaid.

7.5                      Collect Revenues, Apply Accounts.  Lender, either itself or through a receiver, may collect the payments, rents, income, and revenues from the Collateral. Lender may at any time in its discretion transfer any Collateral into its own name or that of its nominee and receive the payments, rents, income, and revenues therefrom and hold the same as security for the Indebtedness or apply it to payment of the Indebtedness in such order of preference as Lender may determine. Insofar as the Collateral consists of accounts, general intangibles, insurance policies, instruments, chattel paper, choses in action, or similar property, Lender may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize on the Collateral as Lender may determine, whether or not Indebtedness or Collateral is then due. For these purposes, Lender may, on behalf of and in the name of Grantor, receive, open and dispose of mail addressed to Grantor; change any address to which mail and payments are to be sent; and endorse notes, checks, drafts, money orders, documents of title, instruments, and items pertaining to payment, shipment, or storage of any Collateral.  To facilitate collection, Lender may notify account debtors and obligors on any Collateral to make payments directly to Lender.

7.6                      Obtain Deficiency.  If Lender chooses to sell any or all of the Collateral, Lender may obtain a judgment against Grantor for any deficiency remaining on the Indebtedness due to Lender after application of all amounts received from the exercise of the rights provided in this Agreement. Grantor shall be liable for a deficiency even if the transaction described in this subsection is a sale of Accounts or Chattel paper.

7.7                      Other Rights and Remedies. Lender shall have all the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, as may be amended from time to time. In addition, Lender shall have and may exercise any or all other rights and remedies it may have available at law, in equity, or otherwise.

7.8                      Cumulative Remedies. All of Lender’s rights and remedies, whether evidenced by this Agreement or the Guaranty or by any other writing, shall be cumulative and may be exercised singularly or concurrently.  Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Grantor under this Agreement, after Grantor’s failure to perform, shall not affect Lender’s right to declare a default and to exercise its remedies.

8              MISCELLANEOUS PROVISIONS.  The following miscellaneous provisions are a part of this Agreement:

8.1                      Amendments.  This Agreement, together with the Loan Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement.  No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

8.2                      Applicable Law.  This Agreement has been delivered to Lender and accepted by Lender in the State of California. If there is a lawsuit, Grantor agrees upon Lenders request to submit to the jurisdiction of the courts of Sacramento County, the State of California. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

8.3                      Notices.  All notices required to be given to Grantor and Lender under this Agreement shall be given in writing and shall be delivered as proscribed in Section 12.1 of the Loan Agreement.

8.4                      Attorneys’ Fees; Expenses.  Grantor agrees to pay upon demand all of Lender’s reasonable costs and expenses, including reasonable attorneys’ fees and Lenders legal expenses, incurred in connection with the enforcement of this Agreement.  Lender may pay someone else to help enforce this Agreement, and Grantor shall pay the reasonable costs and expenses of such enforcement. Costs and expenses include Lenders reasonable attorneys’ fees and legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (and including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Grantor also shall pay all court costs and such additional fees as may be directed by the court.

8.5                      Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

8.6                      Incorporation Recitals.   All recitals set forth in the Recital section of this Agreement are incorporated herein and are deemed to be true and correct as of the Effective Date.

8.7                      Power of Attorney.  Grantor hereby appoints Lender as its true and lawful attorney-in-fact, irrevocably, with full power of substitution to do the following:  (a) to demand, collect, receive, receipt for, sue and recover all sums of money or other property which may now or hereafter become due, owing or payable from the Collateral; (b) to execute, sign and endorse any and all claims, instruments, receipts, checks, drafts or warrants issued in payment for the Collateral; (c) to settle or compromise any and all claims arising under the Collateral, and, in the place and stead of Grantor, to execute and deliver its release and settlement for the claim; and (d) to file any claim or claims or to take any action or institute or take part in any proceedings, either in its own name or in the name of Grantor, or otherwise, which in the discretion of Lender may seem to be necessary or advisable.  This power is given as security for the Indebtedness, and the authority hereby conferred is and shall be irrevocable and shall remain in full force and effect until renounced by Lender.  Lender agrees that this power of attorney shall not be exercised until such time as Lender gives Grantor written notice of an Event of Default and any applicable Cure Period has expired.

8.8                     Preference Payments. Any monies Lender pays because of an asserted preference claim in Grantor’s bankruptcy will become a part of the Indebtedness and, at Lender’s option, shall be payable by Grantor as provided above in the “Expenditures By Lender” paragraph of this Agreement.

8.9                     Severability.  If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

8.10                   Successor Interests.  Subject to the limitations set forth above on transfer of the Collateral, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

8.11                   Waiver.  Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender.  No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lenders right otherwise to demand strict compliance with that provision or any other provision of this Agreement.  No prior waiver by Lender, nor any course of dealing between Lender and Grantor, shall constitute a waiver of any of Lender’s rights or of any of Grantor’s obligations as to any future transactions.  Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

8.12                   Jury Trial Waiver.

GRANTOR AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

8.13                   Judicial Reference Provision.  In the event the Jury Trial Waiver set forth in Section 8.12 above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

8.13.1                                         With the exception of the items specified in Section 8.13.03, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, the Indebtedness, or any of the Loan Documents, or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Bank Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Bank Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

8.13.2                                          The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

8.13.3                                          The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

8.13.4                                          The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

8.13.5                                          The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

8.13.6                                          Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

8.13.7                                          The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

8.13.8                                          If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.   The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

8.13.9                                          THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE INDEBTEDNESS, THE LOAN DOCUMENTS, OR THE OTHER BANK DOCUMENTS.

8.14                    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument, with the same effect as if all parties had signed the same signature page. The parties authorize removal of the signature page of this Agreement from any counterpart copy and the attachment of all signature pages to a single counterpart copy so that the signatures of all those signing will be physically attached to the same document.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of an originally executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile shall also deliver an originally executed counterpart of this Agreement, but failure to deliver an originally executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

GRANTOR ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS COMMERCIAL SECURITY AGREEMENT, AND GRANTOR AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST SET FORTH ABOVE.

GRANTOR:	PREMIER POWER RENEWABLE ENERGY, INC., a California corporation

By:
Its:

LENDER:	Umpqua Bank, an Oregon corporation

By:
George Diesch, Vice President